Exhibit 99.1

NEWMARK GROUP ANNOUNCES OPERATING COMMITTEE AND

LEADERSHIP CHANGES

NEW YORK, NY — November 16, 2018 — Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or the “Company”) today announced that it has established an Operating Committee consisting of key senior managers. The Operating Committee members are the following: Lou Alvarado, Chief Revenue Officer, Raj Bhatti, Chief Information Officer, Jeff Day, President, Head of Multifamily Capital Markets (Chair), Alison Lewis, Chief Administrative Officer, and Michael Rispoli, Chief Financial Officer. The Operating Committee will report to both Barry Gosin, Newmark’s Chief Executive Officer, and Jimmy Kuhn, President, Brokerage.

Mr. Gosin remarked “In anticipation of the completion of our spin off from BGC Partners, Inc. expected to occur on November 30, we have established this Operating Committee to leverage our strong leadership and work collaboratively across the firm to guide us to the next phase of our growth.”

James R. Ficarro, Chief Operating Officer, resigned from the Company, effective November 14, 2018. His responsibilities will be reassigned to the various members of the Operating Committee.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (including investment sales), agency leasing, property management, valuation and advisory, diligence and underwriting. The company’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group, which is listed on the NASDAQ Global Select Market under the symbol “NMRK”, is a publicly traded subsidiary of BGC. Newmark is a trademarks/service marks and/or registered trademarks/service marks of Newmark Group, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark and BGC Partners

Statements in this document regarding Newmark and BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark and BGC undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s and BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Jason McGruder or Kelly Collar

+1 212-610-2426